Exhibit 99.1

T3 Defense Enters Agreement to Acquire KeepZone AI

Adding a dedicated HLS sales and business development platform with a multi-vendor portfolio and international channels

NEW YORK and NETANYA, Israel, October 27, 2026 -- T3 Defense Inc. (Nasdaq: DFNS) (“T3 Defense” or the “Company”), a defense company that acquires and operates mission-critical defense businesses, today announced that it has entered into a definitive stock purchase agreement to acquire 100% of KeepZone AI Inc. (“KeepZone”), a homeland security technology distribution, integration, and marketing company, from Nexera Technologies Ltd. (Nasdaq: NEXR) (“Nexera”). Following the closing, KeepZone is expected to serve as T3 Defense’s dedicated homeland security (HLS) marketing, sales and business development platform, extending the Company’s commercial reach to critical infrastructure, law enforcement, public safety, and border security customers in Israel and international markets.

KeepZone adds a dedicated sales and business development capability to T3 Defense’s portfolio of engineering and manufacturing subsidiaries, bringing an experienced business development team, a U.S.-incorporated commercial entity, and representation agreements with homeland security technology providers that allow it to offer customers integrated, multi-layer security solutions. T3 Defense intends to use KeepZone’s sales channels to introduce its subsidiaries’ products alongside KeepZone’s existing portfolio, creating cross-selling opportunities and a broader offering for customers.

KeepZone markets, distributes, and integrates technologies for both its proprietary VocentraAI voice-analysis platform and products from its partners, including Scanary, SeeTrue, STI, RT LTA Systems, BeeSense, ParaZero, ZorroNet, VELQOR, SensorzTech and Skyline Software Systems. KeepZone combines these capabilities into coordinated security solutions for critical infrastructure and other homeland security applications.

“Our subsidiaries build mission-critical defense systems; KeepZone brings a dedicated sales platform to introduce those products to additional homeland security customers,” said Menny Shalom, Chairman and Chief Executive Officer of T3 Defense. “This acquisition will allow us to expand our commercial reach while providing us with a U.S. presence and active channels in North America, Latin America and the Gulf. We structured the transaction so that a majority of the potential consideration is contingent on KeepZone generating post-closing net profit, aligning the acquisition with our disciplined approach to capital allocation.”

“KeepZone was built to connect homeland security technologies with the customers who need them,” said Alon Dayan, Chief Executive Officer of KeepZone. “Joining T3 Defense adds a portfolio of engineered defense products that we can bring to our customer and partner relationships, so we can offer them a broader, integrated solution set from a single partner.”

Transaction Details

Initial consideration is $1.0 million, payable at closing in newly issued common stock (and, to the extent required by a 4.9% beneficial ownership limitation, pre-funded warrants), priced at the average closing price of T3 Defense common stock for the five trading days preceding closing. Nexera is also eligible for an earn-out equal to 50% of KeepZone’s standalone net profit generated during the 24 months following the closing, calculated on the first $10.0 million of net profit and therefore capped at $5.0 million, payable in cash. The seller is also entitled to additional shares of T3 Defense common stock if 6 months after closing the stock price is less than the price on closing. KeepZone is being acquired without any debt or liability. Closing is expected within 60 days of the signing of the stock purchase agreement, subject to customary closing conditions, including Nasdaq notification regarding the issuance of additional shares and certain third-party consents. Additional details will be included in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (SEC).

About KeepZone AI Inc.

KeepZone AI Inc. is a homeland security technology company that markets, integrates and supports a multi-vendor portfolio of screening, surveillance, counter-UAS, AI analytics and unmanned aerial solutions for critical infrastructure, government and high-security environments. For more information, visit www.KeepZone.ai.

About T3 Defense Inc.

T3 Defense Inc. (Nasdaq: DFNS) is a defense company that acquires and operates mission-critical defense businesses involved in national security programs. It focuses on manufacturers with strong customer relationships and solid order backlogs, often capacity- and resource-constrained, in specialized areas such as drones and autonomous vehicles, counter-drone systems, advanced manufacturing, tactical robotics, and AI software and system integration. Through disciplined acquisitions, centralized capital and strategy, and decentralized day-to-day operations, T3 Defense aims to strengthen essential defense capabilities and build long-term value. For more information, visit www.t3dfns.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated closing and timing of the acquisition of KeepZone; the expected benefits of the acquisition, including cross-selling and commercial opportunities; the potential earn-out; KeepZone’s representation and distribution relationships; and the Company’s growth and acquisition strategy. These statements are based on management’s current expectations and involve risks and uncertainties that could cause actual results to differ materially, including: the risk that closing conditions, including Nasdaq notification and third-party consents, are not satisfied or that the transaction does not close; the risk that KeepZone’s representation or distribution agreements are terminated, not renewed or not consented to; the absence of any assurance that KeepZone will generate revenue or profit or that any earn-out will become payable; dilution from the issuance of shares and warrants; integration risks; defense and homeland security procurement timing and funding; customer concentration; competitive and geopolitical conditions, including conditions in Israel; the Company’s liquidity and capital resources; the Company’s ability to maintain compliance with Nasdaq listing requirements; and other risks described in the Company’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise them, except as required by law.

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